Exhibit 99.1

SeaWorld Entertainment, Inc. Announces it will Review Options Regarding its Blue World Project

ORLANDO, Fla., Oct. 9, 2015 — SeaWorld Entertainment, Inc. (NYSE: SEAS) (the “Company”) announced today that it will review its options in light of the California Coastal Commission’s (the “Commission”) approval of the Company’s Blue World Project with certain conditions. Those conditions include prohibiting breeding or transporting the whales at the facility.

“While we appreciate the opportunity to present the Blue World Project to the Commission, and are pleased that the Commission recognizes the benefits of the planned expansion, we are disappointed with the conditions they have placed on their approval,” said Joel Manby, President and Chief Executive Officer of the Company. “Depriving these social animals of the natural and fundamental right to reproduce is inhumane and we do not support this condition.”

Named the Blue World Project because of its size and scope, this first-of-its-kind killer whale environment is planned to have a total water volume of 10 million gallons, nearly double that of the existing facility.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share. The Company owns or licenses a portfolio of globally recognized brands including SeaWorld®, Shamu® and Busch Gardens®. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of approximately 89,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

SeaWorld Entertainment, Inc. is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld rescue team has helped more than 26,000 animals in need over the last 50 years.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Contacts:

Investor Relations Inquiries:

SeaWorld Entertainment, Inc.

855.797.8625

Investors@seaworld.com

Media Inquiries:

Fred Jacobs

Vice President of Communications

Fred.Jacobs@seaworld.com

Source: SeaWorld Entertainment, Inc.